EXHIBIT (h)(2)

EATON VANCE SPECIAL INVESTMENT TRUST

AMENDMENT TO THE AMENDED AND

RESTATED ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”)

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is entered into as of the 10th day of August, 2014 by and between Eaton Vance Special Investment Trust, a Massachusetts business trust (the “Trust”) on behalf of its series listed on Appendix A (each referred to herein as the “Fund”) and Eaton Vance Management, a Massachusetts business trust (the “Administrator”).

WHEREAS, the Trust has entered into an Agreement with the Administrator, on behalf of each Fund, effective June 11, 2012;

WHEREAS, the Trust and the Administrator each desire to amend Appendix A of the Agreement effective August 10, 2014; and

NOW THEREFORE, in consideration of the mutual covenants and agreement contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

For so long as the Agreement shall remain in effect, notwithstanding any provisions of the Agreement to the contrary, Appendix A is deleted and replaced as attached  hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE SPECIAL INVESTMENT TRUST

EATON VANCE MANAGEMENT

By /s/ Payson F. Swaffield

By /s/ Maureen A. Gemma

Payson F. Swaffield

Maureen A. Gemma

President

Vice President

Appendix A

(Effective August 10, 2014)

Fund	Fee*
Eaton Vance Balanced Fund	0.04%
Eaton Vance Dividend Builder Fund	--
Eaton Vance Greater India Fund	0.15%
Eaton Vance Investment Grade Income Fund	--
Eaton Vance Large-Cap Growth Fund	--
Eaton Vance Large-Cap Value Fund	--
Eaton Vance Real Estate Fund	0.15%
Eaton Vance Risk-Managed Equity Option Fund	0.15%
Eaton Vance Short Term Real Return Fund	0.15%
Eaton Vance Small-Cap Fund	0.15%
Eaton Vance Small-Cap Value Fund	0.15%
Eaton Vance Special Equities Fund	--

* Fee is a percentage of average daily net assets per annum, computed and paid monthly.

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